Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 196 to the Registration Statement of Deutsche DWS Securities Trust (Form N-1A, No. 002-36238) of our reports dated February 25, 2021 on the financial statements and financial highlights of DWS Communications Fund, DWS RREEF Global Real Estate Securities Fund and DWS RREEF Real Estate Securities Fund (three of the Funds constituting Deutsche DWS Securities Trust) included in each Fund’s Annual Report for the fiscal year ended December 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 26, 2021